Exhibit 10.18

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

RUSH PAYMENTS AGREEMENT

REFERENCE IS MADE to (i) the License Agreement effective  as of September 26, 2003, by and between RUSH-PRESBYTERIAN-ST. LUKE’S MEDICAL CENTER, an Illinois not-for-profit corporation and having its principal office at 1725 W. Harrison St. Chicago, Ill. 60612 (“Rush”), and ACORDA THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 15 Skyline Drive, Hawthorne, New York 10532 (“Acorda”), including the Side Agreement attached thereto as Exhibit 1.31 by and among Rush, Acorda and Elan (as defined below) (the “Side Agreement”), a copy of which is attached as Exhibit A hereto (the “Rush/Acorda License”); and (ii) the Amended and Restated License Agreement effective as of September 26, 2003 by and between Acorda and ELAN CORPORATION, PLC., a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan”) (the “Elan/Acorda License”). The Rush/Acorda License and the Elan/Acorda License are sometimes collectively referred to herein as the “Novation Agreements” and Elan and Acorda are sometimes referred to herein as the “Parties”.

WHEREAS, in connection with and in consideration of the Novation Agreements, Acorda and Elan have agreed to enter into this Rush Payments Agreement with the intention to set forth the respective allocation between the Parties of certain amounts payable under the Rush/Acorda License and certain other rights and obligations of the Parties.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter recited and set forth in the Novation Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             With respect to the US $[**] license fee set forth in Section 5.1 of the Rush/Acorda License, each of Acorda and Elan shall be responsible for [**] of such license fee. Accordingly, on the Effective Date, Elan shall pay Acorda US$[**] as Elan’s [**] share of such payment.

2.             With respect to milestone payments that become payable under Section 5.2 of the Rush/Acorda License, the following shall be applicable:

(a)           Each of Acorda and Elan shall be responsible for [**] of any milestone payments payable to Rush under Section 5.2 (a) or 5.2 (b) of the Rush/Acorda License. Accordingly, if the milestone events set forth in either Section 5.2 (a) or Section 5.2 (b) of the Rush/Acorda License are achieved, (x) Acorda shall so advise Elan in writing upon achievement of the applicable milestone event, and (y) Elan shall pay Acorda an amount equal to [**] of the applicable milestone payment upon receipt of such notice as Elan’s share of such payment; and

(b)           Elan shall be responsible for [**] of any milestone payments payable to Rush under Section 5.2 (c) of the Rush/Acorda License. Accordingly, if the milestone event set forth in Section 5.2 (c) of the Rush/Acorda License is achieved, Acorda shall so advise Elan in writing upon achievement of the applicable milestone event and Elan shall pay Acorda an amount equal to [**] of the applicable milestone payment upon receipt of such notice.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.             In addition, Acorda shall pay to Elan an additional royalty of:

(i)                                     [**] of NSP of the Product sold outside the US during the Base Royalty Term (as such term is defined in the Rush/Acorda License);

(ii)                                  [**] of NSP of the Product sold outside the US during the Reduced Royalty Term (as such term is defined in the Rush/Acorda License);

(iii)                               during the Reduced Royalty Term, [**] of the difference between (a) the royalty that would have been payable by Acorda to Rush during the Base Royalty Term and (b) the royalty payable by Acorda to Rush during the Reduced Royalty Term under Section 5.3.1 of the Rush/Acorda License on such sales of Product in the applicable country; and/or

(iv)                              after termination or expiration of Acorda’s royalty obligations to Rush under the Rush/Acorda License in any country, [**] of NSP of the Product in such country; (with the amounts payable under the foregoing subparagraphs (i), (ii) (iii) and/or (iv), as applicable, referred to as  the “Additional Royalty”);

provided, however, that  in the event the provisions of Clause 5.6.2 or Clause 5.6.3 of the Elan/Acorda License are applicable, any Additional Royalty payable shall be limited to [**] of NSP of Product. All payments of the Additional Royalty shall be made in accordance with the provisions of Clauses 5.6.4, 5.6.5 and 5.6.6 of the Elan/Acorda License, and Article 5.9 of the Elan/Acorda License, to the extent applicable.

4.             In the event that Elan breaches any of its financial obligations and undertakings under Paragraph 2 of this Rush Payments Agreement, Acorda may offset and credit the amount of the unpaid financial obligation, together with accrued interest thereon, against any amounts payable from Acorda to Elan under the Elan/Acorda License including, without limitation, amounts payable under Section 3.4 of the Elan/Acorda License. In the event that it is determined that Acorda has incorrectly offset or credited any amounts pursuant to this Paragraph 4, Acorda shall promptly pay the incorrectly offset or credited amount, together with accrued interest thereon, to Elan.

5.             In the event that Acorda has breached any financial or other curable obligation under the Rush/Acorda License which breach would give Rush the right, pursuant to the Section 8.2.1 of the Rush/Acorda License, to terminate the Rush/Acorda License and, pursuant to the terms of the Side Agreement, Elan has the right to and remedies such breach (provided, however, that Elan shall not have the right to remedy such breach if such breach has been consented to by Elan or is primarily due to the fault of Elan or if Elan is in breach of the terms of this Rush Payments Agreement or the Elan/Acorda License), Elan may charge Acorda an amount equal to the amount so paid by Elan to Rush to remedy such breach on behalf of Acorda. In the event that it is determined that Elan has incorrectly charged any amounts to Acorda pursuant to this

Paragraph 5 and Acorda has paid such amounts, Elan shall promptly repay to Acorda the incorrectly charged and paid amount, together with accrued interest thereon.

6.             In the event that Rush terminates the Rush/Acorda License pursuant to Section 8.2.1 thereof as a result of a breach by Acorda and, pursuant to the terms of the Side Agreement, Elan has the right to and elects to assume the rights and obligations of Acorda under the Rush/Acorda License (provided, however, that Elan shall not have the right to assume such rights and obligations if such breach has been consented to by Elan, is primarily due to the fault of Elan or if Elan is in breach of the terms of this Rush Payments Agreement or the Elan/Acorda License), Elan may charge Acorda an amount equal to any amounts or financial obligations so paid or incurred by Elan to Rush pursuant to Elan’s assumption of Acorda’s obligations under the Rush/Acorda License.

7.             Acorda agrees to indemnify Elan from and against any losses and liability arising from any claims made by Rush against Elan after the Effective Date resulting primarily from any acts or omissions of Acorda under the Rush/Acorda License.  Elan shall give Acorda prompt notice of any such loss or liability, shall cooperate in its defense, and shall give Acorda full authority to defend and settle such claim on Elan’s behalf. This indemnity obligation shall not apply in the case of losses primarily caused by or based on (i) Elan’s acts or omissions; or (ii) any breach of this Rush Payments Agreement, the Side Agreement or the Elan/Acorda License by Elan.

In the event Elan has the right to and elects to cure any Acorda breach of, or assumes the rights and obligations of Acorda under the, Rush/Acorda License in accordance with the terms of the Side Agreement and this Rush Payments Agreement, Elan agrees to indemnify Acorda from and against any losses and liability arising from any claims made by Rush against Acorda resulting from any acts of Elan after the date that Elan cures  such breach or assumes Acorda’s obligations under the Rush/Acorda License.  Acorda shall give Elan prompt notice of any such loss or liability, shall cooperate in its defense, and shall give Elan full authority to defend and settle such claim on Acorda’s behalf. This indemnity obligation shall not apply in the case of losses primarily caused by or based on (i) Acorda’s acts or omissions; or (ii) any breach of this Rush Payments Agreement, the Side Agreement or the Elan/Acorda License by Acorda.

8.             All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Acorda to:	ACORDA THERAPEUTICS, INC..
15 Skyline Drive
Hawthorne, New York 10532
Attention: President
Fax No.: 914.347.4560

if to Elan to:	ELAN CORPORATION, PLC.
c/o Elan International Services Ltd.
102 St. James Court
Flatts,
Smiths FL04 Bermuda
Attention: Secretary
Fax No: +1 441 292 2224

9.             This Rush Payments Agreement shall be effective as of  the date set forth below  (“Effective Date”), and shall be governed by the laws of the State of New York without reference to any rules of conflict of laws.  Any disputes under this Agreement shall be governed by the dispute resolution provisions of Article 12.14 of the Elan/Acorda License.

10.           This Rush Payments Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Rush Payments Agreement as of September 26, 2003.

ACORDA THERAPEUTICS, INC.

By:	/s/ Ron Cohen
Name:	Ron Cohen
Title:	President and Chief Executive Officer

ELAN CORPORATION, PLC.

By:	/s/ Pieter Bosse/Klaas Van Blanken
Name:	Monksland Holdings BV
Title:	Proxyholder

EXHIBIT A

RUSH/ACORDA LICENSE

(Filed as Exhibit 10.16 with this registration statement on Form S-1)